VANGUARD MARKETING CORPORATION

OPERATING AGREEMENT
________________________________________

This Operating Agreement (the “Agreement”) is entered into between First Focus Funds, Inc. a Nebraska Corporation  (the “Fund Company”), Northern Lights Distributors, LLC a Nebraska Limited Liability Company (the “Distributor”),  First National Bank of Omaha, a Nebraska SIDD of a Corporation(the “Adviser”) and Vanguard Marketing Corporation, a Pennsylvania corporation (“Broker-Dealer”) (collectively, the "Parties" and, individiually, a "Party").

WHEREAS, the Fund Company is an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, consisting of those series of Funds identified on Exhibit A attached hereto, as amended by the Fund Company from time to time (collectively, the “Funds” and, individually, a “Fund”);

WHEREAS, the Fund Company, either directly or through its affiliates, subsidiaries, agents, delegates and/or designees, provides transfer agency, custodial, dividend disbursement and/or shareholder services in connection with sales of shares of the Funds (“Shares”);

WHEREAS, the Distributor is the principal underwriter of Shares of the Funds;

WHEREAS, the Adviser serves as the investment adviser of the Funds;

WHEREAS, the Fund Company and the Distributor wish to have Shares of the Funds available to Investors, as defined below, so that purchase, redemption, and/or exchange orders (“Orders”) may be accepted through Broker-Dealer’s FundAccess® Program (“FundAccess”);

WHEREAS, in connection with FundAccess, Broker-Dealer provides Services (as defined below) to its  account holders (collectively, “Investors” or “Fund Shareholders”) who invest assets in the Funds through an account or accounts registered in the name of Broker-Dealer;

WHEREAS, certain policies, procedures, and information are necessary to enable the Funds to participate in FundAccess;

WHEREAS, the Fund Company, Distributor and Broker-Dealer agree that Broker-Dealer retains the sole right to choose which Funds it shall make available to customers pursuant to this Agreement;

NOW, THEREFORE, in consideration of the covenants herein contained, the Fund Company, the Distributor and Broker-Dealer (collectively, the “Parties” and, individually, a “Party”) hereby agree as follows:

1.	General.

a.
Unless the express terms of this Agreement indicate otherwise, the parties may delegate some or all of their duties under this Agreement to such other party or parties as such Party deems to be competent to assume such duties, provided that each Party shall be responsible and liable for the acts and conduct of any such affiliate, subsidiary, agent, designee or delegate to the same extent as if such acts and conduct had been performed by such Party.  Broker-Dealer will not hold itself out to the public or engage in any other activity as a distributor for the Funds, and the Parties agree that Broker-Dealer is acting only as agent for Investors.  The Parties acknowledge and agree that the services provided by Broker-Dealer hereunder are administrative and related services only.

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b.
The Fund Company and Distributor hereby acknowledge Broker-Dealer makes Shares available to its clients for the purposes of purchasing, redeeming, or exchanging Shares, settling transactions, reconciling transactions, obtaining pricing, disbursing distributions, and maintaining records ("Services").

c.	Each Party agrees to conduct its activities pursuant to this Agreement, including all Exhibits.

d.
In connection with those activities, the Fund Company agrees to promptly furnish to Broker-Dealer or its agent, at the Fund Company’s own expense, as many copies of the current Prospectuses and related Statements of Additional Information (“SAI”) and all supplements and amendments related thereto, as well as annual and interim financial reports and proxy solicitation materials, as Broker-Dealer or its agent may request, and shall do so in a timely manner so that Broker-Dealer can comply with applicable laws and regulations regarding the timely delivery of such materials to Investors.  Broker-Dealer is hereby authorized to distribute Prospectuses, SAIs, shareholder reports, proxies and other materials relevant to a particular Fund.  Broker-Dealer shall be responsible for its costs or its agent’s fees in connection with the timely distribution of such materials.  In addition to providing current copies pursuant to this section, the Fund Company shall notify Broker-Dealer as soon as reasonably practicable of any change to a Fund’s prospectus that would affect Broker-Dealer’s ability to perform the Services.

e.
The provisions of this Agreement shall in no way limit the authority of the Fund Company to take such actions as it may deem appropriate or advisable in connection with all matters relating to the operations of the Funds and/or the sale of Shares.

f.
The Fund Company agrees that it will inform Broker-Dealer as to the states and jurisdictions where Shares are qualified for sale under or exempt from the requirements of the securities laws of the state or jurisdiction where the proposed offer or sale is to be made.  Broker-Dealer shall not make offers or sales of Shares in any state or jurisdiction where the particular Shares are not qualified for sale under or exempt from the requirements of the securities laws of the state or other jurisdictions where the proposed offer or sale is to be made.  Broker-Dealer also agrees that it will not offer or sell any Shares to persons in any jurisdiction in which Broker-Dealer is not properly licensed and authorized to make such offers or sales.  The Fund Company will promptly inform Broker-Dealer of any changes in any states or jurisdictions where Fund Shares are registered for sale or are otherwise qualified for sale.

g.
The Parties acknowledge that registered representatives of the Broker-Dealer answer Investor inquiries in transactions involving the purchase or redemption of Shares, fund prices and dividends, and account balances; provided, however, any information about a Fund supplied by Broker-Dealer shall be (i) derived from the current prospectus issued by the Funds; (ii) supplied by the Fund Company or Distributor for specific use with Investors; or (iii) derived from information provided by a third party recognized within the industry as having experience reviewing, pricing or rating mutual funds.

h.
Broker-Dealer agrees that accounts for Investors shall be opened by it in accordance with the greater of the minimum investment thresholds set forth in a Fund’s prospectus or Broker-Dealer’s house policy.

i.
The Fund Company and the Distributor agree to cooperate with and assist Broker-Dealer in converting account registrations.  Prior to the Effective Date, Broker-Dealer will communicate to the Fund Company a “Conversion Plan” and shall obtain prior consent from the Fund Company for the Conversion Plan.  The Conversion Plan shall include procedures for processing, documentation requirements, testing or data transmission requirements and procedures and reasonable time frames for resolving discrepancies, and such other matters as may be agreed to by the Parties.

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2.	Transmission of Orders.

a.
Broker-Dealer shall be permitted to accept Orders for Shares of the Funds for Investors on each business day that the New York Stock Exchange (“NYSE”) is open for business and that a Fund’s NAV is determined (“Business Day”).  If Orders are accepted by Broker-Dealer prior to the close of the NYSE on that Business Day, or such earlier time during that Business Day as agreed to by the Parties (“Close of Trading”), such Orders shall be treated as having been received on that Business Day.  All Orders received by Broker-Dealer after the Close of Trading on any Business Day shall be treated as if received on the next Business Day. Broker-Dealer will transmit Orders to the Fund Company pursuant to the provisions of Exhibit C-1, C-2, and/or C-3, as applicable.

b.
Broker-Dealer agrees that it will place Orders in good form immediately upon their receipt, except when Orders are received after the Close of Trading, at which time these Orders will be transmitted on the next Business Day, and will not withhold any Order so as to profit therefrom.

3.	Multiple Classes of Shares; Billing.
a.
Broker-Dealer acknowledges that the Funds may offer multiple classes of Shares, including classes offering different sales charges, Rule 12b-1 fees or shareholder servicing fees or other operating expenses.  The Fund Company and the Distributor agree to make the share classes listed in Exhibit A, as in effect from time to time, available to the Broker-Dealer for those Investors that satisfy all then-current eligibility requirements. To the extent that purchase discounts, or breakpoints, are allowed in accordance with the schedule of sales charges or other operating expenses described in the applicable Fund’s prospectus, the Parties represent that the Investor’s purchase or exchange order will receive, based on all information known by each Party, the most favorable pricing discount to which such order is entitled.

b.
For fees not processed through NSCC’s Commission Settlement, if applicable, Broker-Dealer will send a written invoice to the Adviser on a monthly basis, or as otherwise agreed to by the Parties, for fees payable to Broker-Dealer pursuant to Exhibit D-1, D-2, D-3 and/or D-4, as applicable. The Adviser and/or Fund Company will remit payment within 15 days of the receipt of said invoice.   The Parties agree that failure to remit payment on a timely basis may result in the Fund Company’s removal from FundAccess.

4.	Representations and Warranties of the Fund Company. The Fund Company respresents and warrants to Broker-Dealer that the following are true and will remain true throughout the term of this Agreement:

a.	All requisite actions have been taken to authorize the Fund Company to enter into and perform this Agreement.

b.
The Fund Company has full power and authority under applicable laws and its organizational documents to enter into this Agreement and perform all activities and services provided for herein and that there are no impediments, prior or existing, regulatory, self-regulatory, administrative, civil or criminal matters affecting its ability to perform under this Agreement.

c.
The Fund Company, or its affiliates, agents, delegates and/or designees, are in compliance with the applicable conditions and qualifications set forth in Rule 2830 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”), as amended from time to time, which enable a member of FINRA to offer or sell Shares of the Funds.

d.	Either the Fund Company or its affiliate, subsidiary, agent, delegate and/or designee is a “Fund Member” of the National Securities Clearing Corporation (“NSCC”).

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e.
The Fund Company currently has and at all times pertinent hereto will have sufficient financial resources, whether through a fidelity bond or otherwise, to meet all of its financial obligations arising under this Agreement, including its obligations under Section 10 of this Agreement.

f.	There are no material misstatements or omissions to state a material fact in any Fund Prospectus or SAI in order to make the statements made therein not misleading.

g.
Neither the Fund Company, nor its affiliates, agents, delegates and/or designees are, at the time of the execution of this Agreement, subject to any enforcement or other regulatory proceeding with respect to their activities under state or federal securities laws, rules or regulations.

5.	Representations and Warranties of the Distributor. The Distributor respresents and warrants to Broker-Dealer that the following are true and will remain true throughout the term of this Agreement:

a.	All requisite actions have been taken to authorize the Distributor to enter into and perform this Agreement.

b.
The Distributor has full power and authority under applicable laws and its organizational documents to enter into this Agreement and perform all activities and services provided for herein and that there are no impediments, prior or existing, regulatory, self-regulatory, administrative, civil or criminal matters affecting its ability to perform under this Agreement.

c.
The Distributor, or its affiliates, subsidiaries, agents, delegates and/or designees, are in compliance with the applicable conditions and qualifications set forth in Rule 2830 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”), as amended from time to time, which enable a member of FINRA to offer or sell Shares of the Funds.

d.
Neither the Distributor nor its affiliates, subsidiaries, agents, delegates and/or designees are, at the time of the execution of this Agreement, subject to any enforcement or other regulatory proceeding with respect to their activities under state or federal securities laws, rules or regulations.

6.	Representations and Warranties of the Adviser. The Adviser respresents and warrants to Broker-Dealer that the following are true and will remain true throughout the term of this Agreement:

a.	All requisite actions have been taken to authorize the Adviser to enter into and perform this Agreement.

b.
The Adviser has full power and authority under applicable laws and its organizational documents to enter into this Agreement and perform all activities and services provided for herein and that there are no impediments, prior or existing, regulatory, self-regulatory, administrative, civil or criminal matters affecting its ability to perform under this Agreement.

d.
Neither the Adviser nor its affiliates, subsidiaries, agents, delegates and/or designees are, at the time of the execution of this Agreement, subject to any enforcement or other regulatory proceeding with respect to their activities under state or federal securities laws, rules or regulations.

7.	Representations and Warranties of Broker-Dealer. Broker-Dealer respresents and warrants to the Fund Company that the following are true and will remain true throughout the term of this Agreement:

a.	All requisite actions have been taken to authorize Broker-Dealer to enter into and perform this Agreement.

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b.
Broker-Dealer has full power and authority under applicable laws and its organizational documents to enter into this Agreement and perform all activities and services provided for herein and that there are no impediments, prior or existing, regulatory, self-regulatory, administrative, civil or criminal matters affecting its ability to perform under this Agreement.

c.	Broker-Dealer is a member in good standing of FINRA and the NSCC, and has access tot he NSCC's Fund/SERV system ("Fund/SERV") and the NSCC's Networking system ("Networking").

d.	Broker-Dealer maintains policies and procedures that are reasonably designed to achieve compliance with applicable securities laws, regulations and rules that pertain to offers and sales of funds.

e.
Broker-Dealer is not, at the time of the execution of this Agreement, subject to any enforcement or other regulatory proceeding with respect to their activities under state or federal securities laws, rules or regulations that would affect its ability to perform the Services.

8.	Frequent Trading.

a.
The Fund Company may, from time to time, in its sole discretion, restrict certain Investors from purchasing Shares of the Funds.  The Fund Company must notify Broker-Dealer in writing, in a form required by Broker-Dealer, of any such restriction, and Broker-Dealer agrees to implement such restriction as soon as practically possible, after its receipt of notification of such restriction from the Fund Company according to the provisions of Exhibit B-1 or B-2, as applicable.  If the Fund Company wishes to reinstate the Investor, the Fund Company must notify the Broker-Dealer in writing as soon as practically possible.

b.
Upon request, Broker-Dealer will provide the Fund Company with a copy of the current FundAccess frequent trading policy.  The Parties agree that Broker-Dealer will not be responsible for monitoring the frequent trading policy of any Fund.

9.	Compliance with Laws; Maintenance of Records.

a.
At all times during the term of this Agreement, each Party shall comply with all applicable laws, rules and regulations of any U.S. federal, state, municipal or local government or instrumentality of government, including all applicable rules and regulations of any regulatory or self-regulatory organization applicable to it (“Applicable Laws”).  In carrying out its respective obligations, each Party agrees to act in good faith and without negligence.  Nothing contained in this Agreement is intended to operate as a waiver by any Party of compliance with any provision of FINRA Conduct Rules, or any federal or state securities laws or the rules and regulations adopted thereunder.

b.
Each Party to this Agreement shall maintain and preserve all records required by this Agreement and under all Applicable Laws to be maintained and preserved in connection with the matters contemplated by this Agreement.  On request, but no more frequently than once a year, Broker-Dealer agrees to furnish the Fund Company with an annual certification that shall contain such information for the Fund Company to verify Broker-Dealer’s compliance with the provisions hereof.

10.
Anti-Money Laundering.  Each Party acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001, the Bank Secrecy Act and their corresponding implementing regulations (collectively, the “AML Laws”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering.  Each Party represents and warrants that it has established policies and procedures reasonably designed to detect and prevent money laundering and to comply with the AML Laws, including FINRA Rule 3011, in all relevant aspects.  Each Party agrees that it will take such further steps and cooperate with the other Party as may be reasonably necessary to facilitate

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compliance with the AML Laws. Each party also certifies that it complies with the economic sanction programs administered by the U.S. Treasury’s Office of Foreign Assets Control.

11.   Confidentiality; Use of Names.

a.
Notwithstanding anything in this Agreement to the contrary, each Party agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “ GLB Act”), disclosed hereunder is for the specific purpose of permitting the Parties to perform the services set forth in this Agreement. Each Party agrees that, with respect to such information, it will comply with Regulation S-P and the GLB Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement, to any other party, except to the extent as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the GLB Act.

b.
Each Party and its affiliates, subsidiaries, agents, delegates and designees agree to keep the terms and conditions of this Agreement confidential unless agreed to in writing by the other Party. If public disclosure of such information is required by Applicable Law, such consent shall be deemed granted and the Party required to disclose such information shall, if practicable, notify the other Party in advance of such disclosure.

c.
With the limited exception of including the Funds on the list of available Funds offered to customers through Broker-Dealer’s FundAccess program (via paper copy and on the web), Broker-Dealer shall not use the Fund Company’s, the Distributor’s or the Adviser's name(s), trademarks or trade names, whether registered or not, in publicity releases or advertising or sales literature or publicly in any other manner, including company client lists, without securing the prior written approval of the Fund Company, the Distributor, or the Adviser.  The Fund Company, the Distributor, and the Adviser shall not use Broker-Dealer’s name(s) or the names of its affiliates, trademarks or trade names, whether registered or not, in publicity releases or advertising or sales literature or publicly in any other manner, including company client lists, without securing the prior written approval of a Managing Director or higher ranking Officer of Broker-Dealer.  In the event of any violation of this Section 9(c), Broker-Dealer shall have the additional right and remedy of applying to any court of competent jurisdiction for an injunction to restrain the Fund Company, the Distributor, or the Adviser from continuing the violation.

12.        Indemnification.

a.
Fund Company.  The Fund Company shall indemnify and hold harmless Broker-Dealer, its affiliates and each of their respective affiliates, directors, officers, employees and assigns (collectively, “Indemnified Broker-Dealer Parties”) against and from any and all demands, damages and liabilities (including reasonable attorneys’ fees and other costs, including all reasonable expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Fund Company) which any of them may incur or to which any of them may be or become subject to as a result or arising out of (i) any material breach of the Fund Company’s representations or warranties contained in this Agreement; (ii) any breach by the Fund Company, or its affiliates, agents, delegates or designees of a material provision of this Agreement including all Exhibits hereto; (iii) any failure by the Fund Company, or its affiliates, agents, delegates or designees to comply with Applicable Laws in connection with its activities; or (iv) any untrue statement of a material fact set forth in the Fund’s Prospectus or supplement thereto, advertising or sales material, registration, annual report or proxy statement of the Fund provided to Broker-Dealer by the Fund Company, or its affiliates, agents, delegates or designees, or omission to state a material fact required to be stated therein to make the statements therein not misleading.

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b.
Distributor.  The Distributor shall indemnify and hold harmless the Indemnified Broker-Dealer Parties against and from any and all demands, damages and liabilities (including reasonable attorney's fees and other costs, including all reasonable expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Distributor) which any of them may incur or to which any of them may be or become subject to as a result or arising out of (i) any material breach of the Distributor’s representations or warranties contained in this Agreement; (ii) any breach by the Distributor or its affiliates, subsidiaries, agents, delegates or designees of a material provision of this Agreement including all Exhibits hereto; (iii) any failure by the Distributor or its affiliates, subsidiaries, agents, delegates or designees to comply with Applicable Laws in connection with its activities; or (iv) any untrue statement of a material fact set forth in the advertising or sales material of the Fund provided to by Broker-Dealer by the Distributor or its affiliates, subsidiaries, agents, delegates or designees, or omission to state a material fact required to be stated therein to make the statements therein not misleading.

c.
Adviser.  The Adviser shall indemnify and hold harmless the Indemnified Broker-Dealer Parties against and from any and all demands, damages and liabilities (including reasonable attorney's fees and other costs, including all reasonable expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Adviser) which any of them may incur or to which any of them may be or become subject to as a result or arising out of (i) any material breach of the Adviser’s representations or warranties contained in this Agreement; (ii) any breach by the Adviser or its affiliates, subsidiaries, agents, delegates or designees of a material provision of this Agreement including all Exhibits hereto; or (iii) any failure by the Adviser or its affiliates, subsidiaries, agents, delegates or designees to comply with Applicable Laws in connection with its activities.

d.
Broker-Dealer.  Broker-Dealer shall indemnify and hold harmless the Funds, the Fund Company, the Distributor, the Adviser and their affiliates, and each of their respective affiliates, directors, trustees, officers, employees and assigns (collectively, “Indemnified Fund Parties,” and together with Indemnified Broker-Dealer Parties, “Indemnitees”), against and from any and all demands, damages and liabilities (including reasonable attorneys’ fees and other costs, including all reasonable expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by Broker-Dealer) which any of them may incur or to which any of them may be or become subject to as a result or arising out of (i) any material breach of the Broker-Dealer’s representations or warranties contained in this Agreement; or (ii) any breach by Broker-Dealer or its affiliates, subsidiaries, agents, delegates or designees of a material provision of this Agreement including all Exhibits hereto; or (iii) any failure by Broker-Dealer or its affiliates, subsidiaries, agents, delegates or designees to comply with Applicable Laws in connection with Broker-Dealer’s activities.

e.
Limitation of Consequential Damages.  Notwithstanding anything in this Agreement to the contrary, no Party shall be liable to any Indemnitee for any consequential, exemplary, special or indirect losses or damages that any of them may incur or suffer hereunder, whether or not the likelihood of such losses or damages was known to such party or its affiliates, subsidiaries, agents, delegates or designees.

f.
Notice and Opportunity to Defend.  In the event either Party receives a notice of a claim or becomes aware of the institution of any action wherein a breach of warranty or representation is alleged or which otherwise involves a claim which may result in a request for indemnification hereunder (each, a “Claim”), the Party receiving such notice shall give

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the other Party prompt written notice of such Claim (a “Notice of Claim”).  Such Notice of Claim shall specify the principal facts known to such Party which give rise to such Notice of Claim and the amount of the liability claimed with respect thereto. If the facts giving rise to any such claim for indemnification shall involve any actual, threatened or possible Claim or demand by any third person against an Indemnitee, the Indemnifying Party shall contest or defend such Claim at its expense and through counsel of its own choosing and may settle any such Claim in its  sole discretion provided that such settlement does not require any admission, action or payment by an Indemnitee (other than the execution of documents or other instruments which are not in conflict with the foregoing).  Except as set forth below, such Indemnitee shall not make any settlement of any Claim that would give rise to liability on the part of the Indemnifying Party under this Agreement without the prior written consent of the Indemnifying Party.  If the Indemnifying Party shall within a reasonable time fail to contest or defend any such Claim properly notified by such Indemnitee, then the Indemnitee may defend or settle the Claim in its sole discretion and such Indemnifying Party will pay the actual attorneys fees and expenses (in addition to its other indemnification obligations) of such Indemnitee incurred in the course of either defending or settling the Claim itself or if any judgment is rendered against such Indemnitee with respect to such Claim or if enforcement of a judgment is sought against such Indemnitee.  Further, if any judgment is rendered or enforcement is so sought against such Indemnitee with respect to a Claim for which it is to be indemnified hereto, such Indemnitee shall offer the Indemnifying Party the opportunity to contest, defend or appeal such Claim, as the case may be, and if the Indemnifying Party shall not so contest, defend or appeal such Claim, the Indemnitee shall have the right to contest, defend or appeal such Claim and settle such Claim and seek indemnification against the Indemnifying Party pursuant to the terms hereof.

13.        Term and Termination.  This Agreement shall become effective upon the earlier of (i) the date in which a trade is placed in an Investor account with a broker identification number maintained by Broker-Dealer or (ii) the date in which Shares held by an Investor are transferred to an account with a broker identification number maintained by Broker-Dealer, and shall continue in effect until terminated as set forth below (the “Effective Date”).  Any Party may terminate this Agreement (i) upon 30 days’ written notice to the other party; (ii) immediately upon written notice to such Party of the institution of formal proceedings against the other Party with respect to the arrangements documented herein by the SEC or any other regulatory body or self-regulatory agency; (iii) immediately upon written notice to the other Party if the other Party breaches a material provision of this Agreement or engages in willful misconduct or gross negligence in the performance of, or failure to perform, its obligations under this Agreement which is not cured within 10 business days after notice has been provided to the breaching party; or (iv) immediately in the event of Broker-Dealer’s or the Distributor’s suspension or expulsion from FINRA.  The obligations of the Parties under Sections 3(b), 9, 11 and 12 of this Agreement shall survive any termination hereof with respect to any transactions occurring, or circumstances arising out of any information provided or omitted, or other actions or omissions to act, before the effective date of any termination hereof.

14.        Miscellaneous.

a.
Broker-Dealer Not Acting As Agent.  Except to the extent otherwise provided by this Agreement and any Exhibit hereto, in the performance of its duties and obligations pursuant to this Agreement, Broker-Dealer will not act, or be deemed to act, on behalf of or as an agent for the Funds, the Distributor or the Fund Company.

b.	Expenses. Except as otherwise provided in this Agreement, each Party shall bear all expenses incidental to the performance of its obligations under this Agreement.

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c .
Conflicting Agreements.  After the Effective Date, any provision of any agreement or other understanding between or among the Fund Company, the Distributor, the Adviser and Broker-Dealer relating to the subject matter of this Agreement that is inconsistent with this Agreement is null and void.  Nothing contained in this Agreement, however, shall be construed to limit or restrict either Party’s compliance with Applicable Laws.

d .
Notice.  Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail or overnight courier service or sent electronically to the other Party at the addresses set forth below or such other address or facsimile number as each Party may give notice to the other.  Notice shall be effective upon receipt at:

If to Fund Company:

First Focus Funds, Inc.
1620 Dodge St
Mail Stop 1071
Omaha, NE 68197
Attn: Fund Administration
Phone: 402-602-3401

E-mail Address:

If to the Distributor:

Northern Lights Distributors, LLC
4020 South 147th St
Omaha, NE 68137
Attn: Legal Department
Phone: 402-493-1713

E-mail Address: info@nldistubutors.com

If to the Adviser:

First National Bank of Omaha
1620 Dodge St
Mail Stop 1071
Omaha, NE 68197
Attn: Fund Administration
Phone: 402-341-0500

E-mail Address:

If to Broker-Dealer:

Standard Delivery:
Vanguard Brokerage Services FundAccess
Attn: Dealer Contracts Unit
Mailstop ZB3, c/o Grace Unruh
PO Box 1170
Valley Forge, PA 19482-1170

Overnight Delivery:

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Vanguard Brokerage Services FundAccess
Attn: Dealer Contracts Unit
Mailstop ZB3, c/o Grace Unruh
455 Devon Park Drive
Wayne, PA 19087-1815

Phone: 610-669-2930

E-mail Address: vbs_fundaccess_contracts@vanguard.com

e.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its provisions governing conflicts of law.

f.
Arbitration.  In the event of a dispute between or among the Parties relating to or arising out of this Agreement or the relationship of the Parties, the Parties will submit the matter to arbitration in accordance with the rules and regulations of the Code of Arbitration Procedure adopted by FINRA.  The Parties further agree that any contract, agreement or understanding between a Party and its affiliates, subsidiaries, agents, delegates and designees shall contain a provision binding the affiliate, subsidiary, agent, delegate or designee to the terms of this Arbitration Provision.

(i)
Arbitration will be held in accordance with the rules and regulations of the Code of Arbitration Procedure adopted by FINRA, except (a) in the event that FINRA is unwilling to accept jurisdiction of the matter, such arbitration will be held in accordance with the rules and regulations of the American Arbitration Association under the Commercial Arbitration Procedures then in effect, and (b) in the event that a non-Party to this Agreement brings an arbitration relating to or arising out of this Agreement, then the entire dispute shall be arbitrated in whichever arbitration forum such arbitration is brought, and the Parties and their affiliates, subsidiaries, agents, delegates and designees agree to submit to the jurisdiction of such arbitration forum.  In the event that (x) a non-Party initiates a judicial proceeding relating to, or arising out of, this Agreement, and (y) such claim cannot be compelled to arbitration, and (z) a Party or its affiliate, subsidiary, agent, delegate or designee asserts a claim against another Party or its affiliate, subsidiary, agent, delegate or designee in connection with such proceeding, then the entire dispute shall be litigated in that court, and the Parties and their affiliates, subsidiaries, agents, delegates and designees agree to submit to the jurisdiction of the court in that judicial proceeding.

(ii)
If the arbitration is brought by a Party, the number of arbitrators will be three (3), and they will be selected in accordance with the rules and regulations of the Code of Arbitration Procedure adopted by FINRA, or American Arbitration Association under the Commercial Arbitration Procedures then in effect, as appropriate.  To the extent possible, the arbitrators shall be attorneys specializing in securities law.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16, to the exclusion of state laws inconsistent therewith, and judgment upon the award may be entered in any court having jurisdiction.

(iii)
Broker-Dealer, the Fund Company, the Distributor, the Adviser and their respective affiliates, subsidiaries, agents, delegates and designees will each bear their own expenses, including legal and expert fees, if any, with respect to the arbitration.  The arbitrator will designate the Party and/or affiliate, subsidiary, agent, delegate or designee to bear the costs of the arbitration forum and arbitrator’s fees or the respective amounts of such costs to be borne by each Party and/or their affiliates, subsidiary, agents, delegates or designees.  Any costs or fees, including attorneys fees, involved in enforcing the award shall be fully assessed against and paid by the Party and/or affiliate, subsidiary, agent, delegate or designee resisting or preventing enforcement of the award.

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(iv)	Nothing in this section will prevent the Parties from resorting to judicial proceedings or otherwise for injunctive relief to prevent or limit irreparable harm or injury to such a Party.

g.
Headings; Complete Agreement.  The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  After the Effective Date, this Agreement and any Exhibits attached hereto contain the full and complete understanding of the Parties relating to the subject matter hereof, and supersede all differing terms of prior agreements, arrangements and understandings, written or oral, among the Parties.

h.
Assignment.  This Agreement and any rights or obligations hereunder shall not be assigned, sold or transferred, by a Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.  A change in control shall constitute an assignment for purposes of this Agreement, unless such change of control occurs with an affiliate.

i.
Modification; Waiver.  This Agreement may be modified or amended, and the terms or covenants hereof may be waived only by a written instrument executed by all of the Parties hereto, or in the case of a waiver, by the Party waiving compliance.  The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same.  No waiver by any Party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

j.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

k.
Severability.  If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

l.
Non-exclusivity.  Each Party acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and each Party is free to enter into similar agreements and arrangements with other entities.

m.
Remedies.  No remedy herein conferred is intended to be exclusive of any other remedy. Each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or existing at law or in equity.

n.
Force Majeure.  The Parties shall not be responsible for delays or failures in performance resulting from acts beyond the control of such party. Such acts include, but are not limited to, acts of God, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, earthquakes or other disasters. In the event that a Party is unable to perform any of its obligations under this Agreement or to enjoy any of its benefits because of such acts, the party who has been so affected shall immediately give notice to the other Parties and shall do everything possible to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended. If the period of nonperformance exceeds thirty (30) days from the receipt of notice of a force majeure event, the Party that has the ability to perform and has not been so affected may, by giving written notice, immediately terminate this Agreement.

Operating Agreement

11

[Remainder of page intentionally left  blank]

This Agreement contains a pre-dispute arbitration clause in Section 14(f).

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers.

VANGUARD MARKETING CORPORATION                                                       FIRST FOCUS FUNDS, INC.

By:           /s/ David Cermak                                                                            By: /s/ Damon P. Wiser

Name:      David Cermak                                                                                   Name: Damon Wiser

Title:         Principal                                                                                Title: Operations Officer

Date:        12-9-2008                                                                                        Date:  12/11/08

FIRST NATIONAL BANK OF OMAHA                                                                NORTHERN LIGHTS DISTRIBUTORS, LLC

By:           /s/ David Seeley                                                                              By: /s/ Mike Nielsen

Name:       David Seeley                                                                                   Name:  Mike Nielsen

Title:          Operations Officer                                                                           Title:   CCO

Date:         12/11/08                                                              Date:   12/15/2008

Operating Agreement

12

EXHIBIT A

FUNDS SUBJECT TO AGREEMENT

LAST UPDATED ___10-22-08_____

Name of Fund	Ticker	CUSIP	Load/TF/NTF

First Focus Short-Intermediate Bond, Class I *	FOSIX	320269830	TF

First Focus Income, Class I *	FOINX	320269798	TF

First Focus Balanced, Class I *	FOBAX	320269814	TF

First Focus Core Equity, Class I *	FOEQX	320269780	TF

First Focus Large-Cap Growth, Class I *	FOLCX	320269723	TF

First Focus Growth Opportunities, Class I *	FOGRX	320269772	TF

First Focus Small Company, Class I *	FOSCX	320269764	TF

First Focus International Equity, Class I *	FFITX	320269731	TF

* Fund is not available for purchase, but is eligible to be transferred, held, & redeemed.

The Broker-Dealer will always retain the sole right to choose which Funds it shall make available to customers pursuant to this Agreement.

EXHIBIT B-1
TO THE OPERATING AGREEMENT

NSCC Networking Procedures; Investor Information (Rule 22c-2)

A.           GENERAL

The terms and conditions of this Exhibit B-1 (this “Exhibit”) shall be deemed a part of the Operating Agreement between the Fund Company and Broker-Dealer (the “Operating Agreement”).  All capitalized terms not otherwise defined herein shall have the meanings prescribed in the Operating Agreement.  To the extent the terms and conditions of this Exhibit conflict with those in the Operating Agreement, the terms herein shall govern.

B.           NETWORKING PROCEDURES

1.           Agreement.  Broker-Dealer hereby agrees to transmit to the Fund Company, and the Fund Company hereby agrees to accept from Broker-Dealer, electronically through the NSCC’s Networking system (“Networking”), without supporting documentation from the customer of record, instructions in good form relating to accounts opened or maintained pursuant to Networking (“Networking Accounts”), upon the terms and conditions set forth herein. Broker-Dealer agrees to furnish the Fund Company with such information as the Fund Company may reasonably request from time to time in order for the Fund Company to verify Broker-Dealer’s compliance with the terms and conditions of this Exhibit. The Parties agree that all Networking Accounts maintained hereunder shall be maintained as Matrix Level 3 accounts only. Both Parties agree to comply with all duties and responsibilities assigned to it under Matrix Level 3 as set out by the NSCC and in this Exhibit, or as otherwise agreed to in writing signed by the Parties.

2.           Obligations of the Fund Company.

a.
Performance of Duties.  The Fund Company shall perform any and all duties, functions, procedures and responsibilities assigned to it pursuant to Matrix Level 3 and as otherwise established by the NSCC from time to time. The Fund Company shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Exhibit. The Fund Company shall conduct each of the foregoing activities in a businesslike and competent manner and in compliance with (a) Applicable Laws, including NSCC rules and procedures relating to Networking; and (b) the then-current prospectuses and SAIs of the Funds.

b.
Accuracy of Information; Transmissions Through and Access to Networking.  Any information provided by the Fund Company to Broker-Dealer through Networking and pursuant to this Agreement shall be accurate, complete and, if through Networking, in the format prescribed by the NSCC. The Fund Company shall adopt, implement and maintain

Exhibit B-1

1

procedures reasonably designed to ensure the accuracy of all transmissions through Networking and to limit the access to, and the inputting of data into, Networking to persons specifically authorized by the Fund Company. In the event the Networking system rejects any transmission by the Fund Company to the Broker-Dealer, if the entire file is rejected, the Fund Company will resend the file, and if an individual record in the file is rejected, the Fund Company will provide the relevant information to the Broker-Dealer manually.

c.
Types of transmissions.  The Fund Company shall transmit to Broker-Dealer via Networking any fund-initiated direct transactional activity processed against the Networking Accounts, including, but not limited to, the following:

i.	The actions described in Section B(9) of this Exhibit.

ii.	Fund class conversions.

iii.	Dividends, capital gains and stock splits.

d.
Position Files.  The Fund Company shall transmit to Broker-Dealer via Networking a position file containing all Networking Accounts on a designated day on a semi-monthly basis and as requested by the Broker-Dealer.

e.
Confirmation of Transactions.  The Fund Company shall transmit to the Broker-Dealer via Networking confirmation of all transactions and instructions transmitted by the Broker-Dealer to the Fund Company through Networking. The Fund Company shall not be responsible for transmitting such confirmations to any other Party.

f.
Tax Statements.  The Fund Company shall provide to Broker-Dealer in a timely manner the information regarding the Fund Company to be included in Investor tax statements for the period during which each Networking Account was maintained under Matrix Level 3 at any time during a taxable year.

g.	Notice of Prospectus and SAI Revisions.
The Fund Company shall provide Broker-Dealer with reasonable notice of any revisions to the Funds' prospectuses and SAIs that the Fund Company reasonably believes would affect Broker-Dealer's performance of its duties and obligations pursuant to Networking.

Exhibit B-1

2

3.           Obligations of the Broker-Dealer.

a.
Performance of Duties.  Broker-Dealer shall perform any and all duties, functions, procedures and responsibilities assigned to it via Matrix Level 3 and as otherwise established by the NSCC from time to time. Broker-Dealer shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Exhibit. Broker-Dealer shall conduct each of the foregoing activities in a businesslike and competent manner and in compliance with Applicable Laws, including NSCC rules and procedures relating to Networking and the FINRA Rules of Fair Practice.

b.
Accuracy of Information; Transmissions Through and Access to Networking.  Any information provided by Broker-Dealer to the Fund Company through Networking and pursuant to this Exhibit shall be accurate, complete and, if through Networking, in the format prescribed by the NSCC. All instructions, communications and actions by Broker-Dealer regarding each Networking Account shall be true and correct and will have been duly authorized by the Investor, to the best of the knowledge of Broker-Dealer. Broker-Dealer shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Networking and to limit the access to, and the inputting of data into, Networking to persons specifically authorized by Broker-Dealer.

c.           Acceptance of Electronic Confirmations of Networking Transactions.
The Broker-Dealer agrees to accept confirmation from the Fund Company via Networking of all transactions and instructions transmitted by the Broker-Dealer to the Fund Company through Networking, and that no paper confirmation of any such transaction or instruction shall be required.

4.            Information Relating to Networking Accounts.  For each Networking Account, Broker-Dealer shall provide the Fund Company with all information necessary or appropriate to establish and maintain each Networking Account (and any subsequent changes to such information) which Broker-Dealer hereby certifies, to the best of the knowledge of Broker-Dealer, is and shall remain true and correct.

5.           Record Maintenance.  The Broker-Dealer maintains records for each of its Investors who hold Fund shares through the Accounts in accordance with Applicable Laws. The Broker-Dealer posts transactions in Fund shares to its Investors’ brokerage accounts.

6.           Tax Compliance and Reporting.  Broker-Dealer shall comply in all respects with any and all applicable obligations relating to withholding pursuant to the Internal Revenue Code of 1986, as amended ("Code") and shall promptly advise the Fund Company of any matter that may affect the responsibilities of the Fund Company to

Exhibit B-1

3

Investors pursuant to the Code. Broker-Dealer shall maintain adequate documentation to verify the relevant information regarding each Networking Account.

7.           Tax Statements.  All information that is timely received by Broker-Dealer from the Fund Company for inclusion in Investor tax statements relating to the period during which a Networking Account was maintained under Matrix Level 3 in a taxable year shall be reported to Investors accurately, completely and in a timely manner, including dividends and other distributions made, amounts withheld on dividends and other distributions and payments under applicable federal and state laws, rules and regulations, and gross proceeds of sales transactions as required.

8.           Distributions.
Broker-Dealer shall be solely responsible for ensuring that all cash dividends and share reinvestments received by Broker-Dealer are paid to Investors in a timely manner.

9.           Mergers, Splits, and Reorganization Activities.
The Fund Company shall notify Broker-Dealer at least five business days prior to the effective date of such action.

10.           Contingency Procedures.
In the case of any interruption in the transmission or receipt of transactions or instructions through Networking which is not the fault of either Party (an “Interruption”), the following procedures will apply:

a.	Each Party will immediately notify the other upon becoming aware of any Interruption; and

b.
For the duration of any Interruption, the Broker-Dealer will submit transactions and instructions relating to Networking Accounts to the Fund Company in accordance with such contingency procedures as may be established and mutually agreed upon by the Parties.

11.           Miscellaneous.

a.	NSCC Provisions. NSCC rules and procedures relating to Networking shall govern any matter in which any provision contained in this Agreement conflicts with any such NSCC rule or procedure.

b.
Reconciling to Fund Records.  The official records of each Networking Account shall be as determined by the Fund Company. For all such Networking Accounts, it is the duty and responsibility of Broker-Dealer to reconcile any differences between its records and the Fund Company’s records. Broker-Dealer and the Fund Company shall each designate liaison personnel to communicate, control and execute any required corrections or reconciliations with respect to any Networking Account.

Exhibit B-1

4

c.
Fund Shares Held on Behalf of Firm Clients.  All Fund Shares held by Broker-Dealer on behalf of a client of Broker-Dealer shall be carried in a custody account for the exclusive benefit of clients of Broker-Dealer and shall not be subject to any right, charge, security interest, lien or other claim against Broker-Dealer in favor of the Funds or the Fund Company.

C.           INVESTOR INFORMATION (Rule 22c-2)

1.           Agreement to Provide Investor Information.Broker-Dealer agrees to provide the Fund Company, upon written request, the taxpayer identification number (“TIN”), if known, of any or all Investor(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Investor(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares during the period covered by the request. For purposes of this Section C, the term “purchase” does not include the automatic reinvestment of dividends.

a.
Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Fund.

b.            Form and Timing of Response.

(i)
Broker-Dealer agrees to provide, promptly upon request of the Fund or its designee, but in any event not later than 10 business days, after receipt of a request, the requested information specified above.

(ii)	Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Parties.

(iii)	To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

c.	Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Broker-Dealer.

Exhibit B-1

5

2.           Agreement to Restrict Trading.  Broker-Dealer agrees, upon direction of the Fund to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by an Investor that has been identified by the Fund as having engaged in transactions of a Fund’s Shares (directly or indirectly through the Broker-Dealer) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

a.
Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Investor or account(s) or other agreed upon information to which the instruction relates.

b.
Timing of Response. Broker-Dealer agrees to execute instructions from the Fund to restrict or prohibit trading as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Broker-Dealer.

c.
Confirmation by Broker-Dealer. Broker-Dealer must provide written confirmation to the Fund that instructions from the Fund to restrict or prohibit trading have been executed. Broker-Dealer agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

Exhibit B-1

6

EXHIBIT C-1
TO THE OPERATING AGREEMENT

NSCC Fund/SERV Operating Procedures for Networking

A.           GENERAL

The terms and conditions of this Exhibit C-1 (this “Exhibit”) shall be deemed a part of the Operating Agreement between the Fund Company and Broker-Dealer (the “Operating Agreement”).  All capitalized terms not otherwise defined herein shall have the meanings prescribed in the Operating Agreement.  To the extent the terms and conditions of this Exhibit conflict with those in the Operating Agreement, the terms herein shall govern.

B.           OBLIGATIONS OF THE FUND COMPANY

1.           Transactions Subject to Fund/SERV. The Fund Company will accept Orders and account registrations transmitted by Broker-Dealer through NSCC via Fund/SERV on behalf of Investors in accordance with this Agreement and these Operating Procedures. The Fund Company will be responsible for processing and executing any such Orders from Broker-Dealer in a timely manner. Except as otherwise provided in this Agreement, the Fund Company will not require Broker-Dealer to provide supporting documentation from the customers to whom any Fund/SERV Orders relate.

2.           Performance of Duties.  The Fund Company shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC from time to time. The Fund Company shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Exhibit. The Fund Company shall conduct each of the foregoing activities in a businesslike and competent manner and in compliance with (a) Applicable Laws, including NSCC rules and procedures relating to Fund/SERV; and (b) the then-current prospectuses and SAIs of the Funds.

3.           Accuracy of Information; Transmissions Through, and Access to Fund/SERV.  Any information provided by the Fund Company to Broker-Dealer through Fund/SERV pursuant to this Agreement shall be accurate, complete and in the format prescribed by the NSCC. The Fund Company shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by the Fund Company.

4.           Pricing Information.  On every Business Day, the Fund Company will transmit by 7:00 pm Eastern Time, each Fund’s closing net asset value and public offering price (if applicable) for that day and/or notification of no price for that day, to Broker-Dealer via the NSCC’s Mutual Fund Profile Service and/or such other transmission method mutually agreed to by the parties. The Fund Company shall provide such information on

Exhibit C-1

a best efforts basis taking into consideration any extraordinary circumstances arising at the Fund Company (e.g., force majeure event).

C.           OBLIGATIONS OF BROKER-DEALER

1.    Performance of Duties.  Broker-Dealer shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC from time to time. Broker-Dealer shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Exhibit. Broker-Dealer shall conduct each of the foregoing activities in a businesslike and competent manner and in compliance with Applicable Laws, including NSCC rules and procedures relating to Fund/SERV.

2.           Accuracy of Information; Transmissions Through, and Access to Fund/SERV.  Any information provided by Broker-Dealer to the Fund Company through Fund/SERV pursuant to this Exhibit shall be, to the best of the knowledge of Broker-Dealer, accurate, complete and in the format prescribed by the NSCC. For each Fund/SERV transaction, Broker-Dealer will provide the Fund Company with all information required by the Fund Company to establish and maintain such transaction and any subsequent adjustments to such transaction. Broker-Dealer shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by Broker-Dealer.

3.           Redemption Fees/Contingent Deferred Sales Charge (“CDSC”) Fees.  Broker-Dealer represents and warrants that each account in a Fund maintained by Broker-Dealer as of the Effective Date of this Agreement, and any new account in a Fund established by Broker-Dealer after the Effective Date of this Agreement, will be maintained through the NSCC’s Networking system, Matrix Level 3, as a non-omnibus account representing an  Investor of Broker-Dealer, so as to permit the Fund Company, where applicable, to track, assess and retain, for the benefit of the relevant Funds, redemption fees or CDSC fees in accordance with the terms of the Funds’ prospectuses and the Funds’ redemption fee policies and procedures in effect from time to time.

4.           Purchase Fees.  Broker-Dealer represents and warrants that each account in a Fund maintained by Broker-Dealer as of the Effective Date of this Agreement, and any new account in a Fund established by Broker-Dealer after the Effective Date of this Agreement, will be maintained through the NSCC’s Networking system, Matrix Level 3, as a non-omnibus account representing an  Investor of Broker-Dealer, so as to permit the Fund Company, where applicable, to track, assess and retain, for the benefit of the relevant Funds, purchase fees,  in accordance with the terms of the Funds’ prospectuses and the Funds’ purchase fee policies and procedures in effect from time to time.

Exhibit C-1

D.           NSCC FUND/SERV ORDER PROCESSING AND PROCEDURES

1.
Receipt of Orders.  Broker-Dealer will act as the limited agent of the Funds in order to receive Orders from Investors for Shares of the Funds. All such Orders will be processed and settled through the NSCC Fund/SERV system. Accordingly, Broker-Dealer shall accept Orders from Investors on each Business Day, subject to the provisions in Section 2 of the Operating Agreement, for the acceptance and transmission of such Orders to the Fund Company.  Broker-Dealer shall communicate to the Fund Company the Orders for Shares of each Fund that it received and accepted on that Business Day via the NSCC Fund/SERV system in accordance with the standard processing procedures of NSCC Fund/SERV. Settlement of Orders communicated through Fund/SERV shall be made at the time and in the manner provided in the rules and procedures relating to Fund/SERV.

2.
Entry of Fund/SERV Transmissions.  Broker-Dealer is responsible for sending all Orders (and only those Orders) received prior to the Close of Trading on the trade date (“T”) to the Fund Company through Fund/SERV by the final NSCC trading cycle on T. Transactions may be entered in dollars or shares.

3.
Confirmation and Rejection of Orders.  The Fund Company will confirm or reject any Order timely received from Broker-Dealer through Fund/SERV prior to 7:30 am Eastern Time on the Business Day following the trade date (T+1), or will notify Broker-Dealer prior to the next opening of the NYSE of any event, such as systems failure of the Fund Company or the NSCC, that would prohibit the Fund Company from confirming such an Order by such time. The Fund Company acknowledges and agrees that all confirmations shall be binding and deemed an acceptance of an Order. The Fund Company shall notify Broker-Dealer by no later than 7:30 am Eastern Time on T+1 if any Order is rejected.

4.
Contingency Procedures.  If the NSCC Fund/SERV system is unavailable for any reason, orders, confirmations, and trade corrections shall be transmitted in accordance with the Fund/SERV contingency procedures set forth in Section J of these Operating Procedures.

E.           NSCC SETTLEMENT POLICY AND PROCEDURES

1.
NSCC Settlement.  Settlement for all Orders effected pursuant to this Agreement will occur according to the Fund’s NSCC CUSIP Profile, in same day funds, through the NSCC.  All NSCC settlements will be subject to the rules and procedures of the NSCC, including such rules or procedures as may concern the payment of interest on failed settlements.

2.	Pre-settlement Corrections of Fund/SERV Entries. Broker-Dealer may correct an erroneously entered Order by calling the Fund Company not later than 9:00 pm

Exhibit C-1

Eastern Time on the day prior to settlement.  If required, a subsequent Fund/SERV entry may be submitted not later than the final NSCC Trading Cycle on the day prior to settlement. The Fund Company reserves the right to reject any Fund/SERV correction for which Broker-Dealer has not provided the Fund Company with sufficient documentation.

3.
Submission or Resubmission of Certain Orders.  An Order timely entered onto Fund/SERV by Broker-Dealer which is rejected by either the Fund Company or NSCC (other than as a result of an NSCC Outage, as defined in Section J(2) of these Operating Procedures), or an Order received by Broker-Dealer prior to the Close of Trading on a Business Day but not timely entered onto Fund/SERV may, in the Fund Company’s sole discretion, be accorded a Trade Date (and corresponding trade price) that is the date of receipt of the Order by Broker-Dealer if all of the following conditions are satisfied:

a.	Broker-Dealer calls the Fund Company not later than 9:30 am Eastern Time on T+1 to notify the Fund Company of its intent to submit or resubmit the Order on T+1;

b.	Upon receipt of such notification, the Fund Company authorizes Broker-Dealer to submit or resubmit such Order;

c.	Such Order is submitted or resubmitted to the Fund Company via Fund/SERV on T+1, and such Fund/SERV transmission is received by the Fund Company on T+1.

4.           Firm Exits

a.
Cancellations or reversals of Orders (but excluding pre-settlement  corrections of erroneously entered Orders) transmitted to the Fund Company by Broker-Dealer via Fund/SERV (a “Firm Exit”) relating to an Order previously transmitted by Broker-Dealer via Fund/SERV (the “Original Order”) may, in the Fund Company’s sole discretion, be accepted and processed, with the effect of canceling the Original Order.

b.
Discretionary Processing.  If the Firm Exit cannot be accepted via Fund/SERV, Broker-Dealer shall notify the Fund Company of it intent to transmit a Firm Exit by calling the Fund Company on the Business Day on which such Firm Exit is transmitted to the Fund Company.

F.           MANUAL SETTLEMENT POLICY AND PROCEDURES

1.
Manual Purchases.  Subject to the terms and conditions set forth in these Operating Procedures, in the case of any purchase Order for shares of a Fund that is transmitted to the Fund Company by Broker-Dealer other than through Fund/SERV, in accordance with all applicable requirements of this Agreement (a

Exhibit C-1

“Manual Purchase”), the Fund Company shall credit Broker-Dealer’s Account with the purchase of such shares on a Delayed Settlement basis.

2.
Manual Redemptions. Subject to the terms and conditions set forth in these Operating Procedures, in the case of any redemption Order for shares of a Fund that is transmitted to the Fund Company by Broker-Dealer other than through Fund/SERV, in accordance with all applicable requirements of this Agreement (a “Manual Redemption”), the Fund Company shall debit Broker-Dealer’s Account with the purchase of such shares on a Delayed Settlement basis.

For the purposes of Sections F(1) and F(2) above, “Delayed Settlement” shall mean that, as applicable, (i) shares of a Fund may be credited to Broker-Dealer’s account at the share price calculated on the date of Broker-Dealer’s transmission of the purchase Order to the Fund Company (T) notwithstanding the fact that the Fund Company will not receive the settlement proceeds for the Purchase Amount of such Manual Purchase until  T+1; or (ii) shares of a Fund may be redeemed from Broker-Dealer’s Account at the share price calculated on the date of Broker-Dealer’s transmission of the purchase Order to the Fund Company (T) notwithstanding the fact that the Fund Company will not deliver the settlement proceeds for the Redemption Amount until T+1. “Purchase Amount” shall mean, with respect to any Manual Purchase, the total dollar value of shares to be purchased including any applicable purchase or transaction fees. “Redemption Amount” shall mean, with respect to any Manual Redemption, the total dollar value of shares to be redeemed including any applicable fund-imposed redemption or transaction fees.

3.
Wiring of Funds.  Broker-Dealer shall remit the Purchase Amount to the Fund Company by Federal Funds wire by 4:00 pm Eastern Time, on T+1 in accordance with the wire instructions as provided by the Fund Company. The Fund Company shall remit the Redemption Amount to Broker-Dealer by Federal Funds wire by 4:00 pm Eastern Time, on T+1.

4.	Interest on Late Settlement.

a.
In the event that Broker-Dealer does not settle a Manual Purchase within the time frame required by this Section F (a “Late Purchase Settlement”), Broker-Dealer shall pay each Fund affected by the Late Purchase Settlement interest in an amount equal to (x) the Purchase Amount minus the amount of any Federal Funds wire timely received by the Fund Company in connection with the Manual Purchase(s), multiplied by (y) the Federal Funds Effective Rate on trade date, multiplied by (z) 1/360.  “Federal Funds Effective Rate” shall mean the average federal funds rate, as computed by the Federal Reserve Bank of New York. In the event the Fund Company determines, in its sole discretion, that a Late Purchase Settlement did not result from Broker-Dealer’s action or omission, then

Exhibit C-1

the Fund Company may elect to waive all or part of the interest payment described above.

b.
In the event that the Fund Company does not settle a Manual Redemption within the timeframe required by this Section F (a “Late Redemption Settlement”), the Fund Company shall pay Broker-Dealer interest in an amount equal to (x) the Redemption Amount minus the amount of any Federal Funds wire timely received by Broker-Dealer in connection with the Manual Redemption(s), multiplied by (y) the Federal Funds Effective Rate on trade date, multiplied by (z) 1/360.  In the event Broker-Dealer determines, in its sole discretion, that a Late Redemption Settlement did not result from the Fund Company’s action or omission, then Broker-Dealer may elect to waive all or part of the interest payment described above.

5.
Failed Trades.  In the event that a Manual Purchase results in a Failed Trade (as hereinafter defined), the Fund Company reserves the right, in its sole discretion, to cancel such Manual Purchase or the portion thereof that represents the Failed Trade. Broker-Dealer shall reimburse each Fund affected by a Failed Trade for any and all losses that it suffers as a result of such Failed Trade, including, but not limited to, any market loss. At a minimum, losses resulting from a Failed Trade shall be deemed to include an amount as calculated as (x) the Purchase Amount minus the amount of any Federal Funds wire timely received by the Fund Company in connection with the Failed Trade, multiplied by (y) the Federal Funds Effective Rate on the day of the Failed Trade, multiplied by (z) 1/360.

a.
A “Failed Trade” shall mean any Manual Purchase or portion thereof with respect to which the Fund Company has not received the Purchase Amount in the form of a Federal Funds wire by 4:00 pm Eastern Time on T+1 and which the Fund Company determines to cancel; provided, however, the Fund Company agrees that it will give Broker-Dealer one Business Day’s written notice of its intent to cancel any Failed Trade, and it will not cancel any Manual Purchase before T+3.

b.
The Fund Company may determine, in its sole discretion that a Failed Trade did not result from Broker-Dealer’s action or omission. In the event that such a determination is made, the Fund Company may elect to waive all or part of the reimbursement described above.

6.	Additional Limitations on Delayed Settlement. Broker-Dealer’s Delayed Settlement privilege shall be subject to the following additional provisions:

a.
With respect to any Manual Purchase, only the Purchase Amount designated when placing the Manual Purchase shall be credited to Broker-Dealer’s Account on a Delayed Settlement basis. Any amount received by

Exhibit C-1

the Fund Company in excess of the Purchase Amount shall be handled as directed by Broker-Dealer upon notification from the Fund Company.

b.
With respect to any Failed Trade, if a portion of the Purchase Amount is timely received by the Fund Company (i.e., in the form of a Federal Funds wire by 4:00 pm Eastern Time on T+1, then the amount so received shall be credited to Broker-Dealer’s Account on a Delayed Settlement basis.

c.
Notwithstanding any other provision of this Agreement, in the case of any Manual Purchase or portion thereof that has been deemed a Failed Trade, any portion of the Purchase Amount thereafter received by the Fund Company shall be handled as directed by Broker-Dealer upon notification from the Fund Company.

G.	ADJUSTMENTS, PRICING ERRORS AND OVERPAYMENTS.

1.
Processing Adjustments.  Each Business Day Broker-Dealer and the Fund Company will reconcile their records so that an appropriate number of shares of each of the Funds are credited to Investors’ accounts.

a.
In the event of any error (other than a Pricing Error, as hereinafter defined) or delay with respect to the procedures outlined in these Operating Procedures which is caused by the Fund Company, the Fund Company shall make any adjustments on their accounting system necessary to correct such error or delay and shall reimburse Broker-Dealer for any losses or reasonable costs incurred directly as a result of the error or delay.

b.	In the event of any error or delay in transmitting an Order which is caused by Broker-Dealer and which is not corrected in accordance with Section E above, the following provisions will apply:

i.
The Fund Company will adjust its records to reflect that the correct information relating to the Order was transmitted to the Fund Company on a timely basis upon receipt from Broker-Dealer of documentation sufficient in the Fund Company’s sole discretion to establish the details of such Order and the time at which it was received from the Investor by Broker-Dealer; and

ii.
Broker-Dealer will promptly reimburse the Investor and the Fund Company for any losses or reasonable costs incurred directly as a result of the error or delay. Broker-Dealer agrees that, insofar as the Fund Company is concerned, such losses or reasonable costs will include, at a minimum, any market or administrative costs associated with effecting Orders on an “as of” basis or cancelling such Orders.

Exhibit C-1

c.
Both Parties agree to provide each other prompt notice of any errors or delays of the type referred to in this Section G(1) and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any costs or losses resulting from such errors or delays.

2.
Pricing Errors.  In the event of an error in the computation of a Fund’s net asset value per share which, in accordance with procedures adopted by the Fund’s Board of Trustees consistent with views expressed by the staff of the Securities and Exchange Commission regarding appropriate error correction standards, as shall be in effect or amended from time to time, requires adjustment to transactions previously effected on behalf of  an Investor (a “Pricing Error”), the Fund Company shall notify Broker-Dealer as soon as possible after discovery of the Pricing Error. Such notification may be verbal, but shall be confirmed promptly in writing. In such event, the Fund Company shall reimburse the affected Fund for any loss (without taking into consideration any positive effect of such Pricing Error) and shall make appropriate adjustments to Broker-Dealer’s Investor accounts, which adjustments shall net the impact of individual Investor gains and losses; this will result in either a net payment to Broker-Dealer from the Fund Company (in the event of net Investor losses) or from Broker-Dealer to the Fund Company (in the event of net Investor gains). In addition, in the event that the Pricing Error causes Broker-Dealer to incur any direct costs for re-processing Investor accounts, such as preparing and mailing revised statements, the Fund Company shall reimburse Broker-Dealer for all such reasonable costs upon receipt from Broker-Dealer of an invoice or other statement documenting such costs in reasonable detail. Further, the Fund Company agrees that Broker-Dealer may request adjustments to Orders previously processed if Broker-Dealer is able to demonstrate to the Fund Company’s satisfaction that the Fund Company’s Pricing Error correction at the Investor account level resulted in unfair or unintended consequences for one or more of Broker-Dealer’s Investors. The timing and amount of any such adjustments shall be as agreed by the Parties.

3.
Overpayments.  In the event that either Party makes an overpayment to the other Party, the Party that has been overpaid shall promptly repay such overpayment to the other Party, but in no event more than 15 days after the receipt of notice of such overpayment. If any overpayment is not timely repaid to the Fund Company, Broker-Dealer authorizes the Fund Company or its affiliates, to offset any such overpayment against any funds otherwise payable to Broker-Dealer for Broker-Dealer’s own account by the Fund Company or their affiliates, including, without limitation, commissions and service fees; provided, however, that an overpayment to Broker-Dealer shall not be subject to such offset if the overpayment was the result of an error or other negligent act or omission on the part of the Fund Company, and provided further, that Broker-Dealer shall not be required to repay, out of its own funds, an overpayment forwarded to an Investor that is a client of Broker-Dealer, and Broker-Dealer shall instead provide the Fund Company with

Exhibit C-1

the name and address of such client, if (i) the overpayment to Broker-Dealer is not the result of an error or other negligent act or omission on the part of Broker-Dealer, and (ii) such client is no longer an Investor of any Fund.

H.           NEW ACCOUNTS.

Once the Order is sent, Broker-Dealer can send registration instructions no later than settlement. The Fund Company has the option to receive these instructions as soon as Broker-Dealer sends them, or to warehouse the instructions at the NSCC until settlement, per the NSCC Fund/SERV guidelines.

I.           TRANSFER OF ACCOUNTS.

1.
Transfer of Accounts via ACATS-Fund/SERV Service. The Parties agree to participate in the NSCC’s Automated Customer Account Transfer Services (ACATS)-Fund/SERV service. Both Parties shall process eligible transfers between accounts held with Broker-Dealer or other street name brokers or banks and the Accounts on the Fund Company’s records through NSCC’s ACATS-Fund/SERV service immediately upon receipt of instructions.

2.
Non-ACATS-Fund/SERV Transfers. For the purpose of expediting transfers from accounts that must be processed outside of NSCC’s ACATS-Fund/SERV service, the Fund Company agrees to transfer shares between accounts as soon as reasonably possible upon receipt of instructions for Broker Dealer Investors or other street name brokers held directly with a Fund Company and the Account on the Fund Company’s records by (i) accepting transfer instructions through Networking, or (ii) if Networking is not available,  by accepting by facsimile or electronic transmission a summary sheet of information indicating the Investors’ names , relevant account numbers, the Fund(s) affected, and the number of shares to be re-registered or liquidated.

3.
Signature Guarantee. Broker-Dealer represents and warrants that for each transfer and liquidation transfer it initiates pursuant to Sections I(1) and I(2) above, it holds each underlying instruction for re-registration or liquidation, as the case may be, signed by its Investor, and that its Investor’s signature on such instruction is signature guaranteed pursuant to FINRA’s Medallion Signature Program, if required.  Broker-Dealer will retain these documents for the period required by Applicable Law.

4.
Client Authorization. All transfer requests transmitted to the Fund Company by Broker-Dealer pursuant to this Agreement will have been duly authorized by the applicable Investor(s) pursuant to instructions received by Broker-Dealer in good order.

Exhibit C-1

5.           Settlement of Liquidation Transfers. The Fund Company agrees to settle proceeds resulting from liquidation transfers with Broker-Dealer as set forth in Section E and F above.

6.
Confirmation of Transfers. The Fund Company shall make information available to enable Broker-Dealer to confirm the completion of each transfer on the day after it occurs. The information shall include, but not be limited to, the number of shares, date, transaction date, and account number of the Investor and the account.

7.
Trailing Dividends. Transfer processing after the record date but prior to payable date will include all accrued dividends. The Fund Company is responsible for monitoring all completed full transfers for “trailing” dividends. Should a “trailing” dividend appear in an account, the Fund Company shall send such dividend to Broker-Dealer within five (5) Business Days and shall make available to Broker-Dealer the Investor’s Social Security number or taxpayer identification number, and/or the account number for the account to which the transfer was made.

8.
Share Certificates. If Broker-Dealer Investors submit share certificates for transfer into their brokerage accounts, Broker-Dealer will send such certificates, properly endorsed to the Fund Company, for transfer into the account with such Fund. Upon Broker-Dealer’s request, the Fund Company agrees to provide the status of said certificates and book share balances.

J.	FUND/SERV CONTINGENCY PROCEDURES.

1.
Broker-Dealer Outages.  In the case of any interruptions to the transmission or receipt of Orders through Fund/SERV that are due to problems or errors at Broker-Dealer and known by Broker-Dealer (a “Broker-Dealer Outage”), the following procedures shall be followed:

a.	Broker-Dealer shall immediately notify the Fund of Broker-Dealer Outage.

b.
If Broker-Dealer becomes aware of a Broker-Dealer Outage on a Business Day (T), Broker-Dealer and the Fund Company will mutually agree, not later than 5:00 pm Eastern Time on whether Broker-Dealer will send the Orders for such Business Day through Fund/SERV or manually. If the Orders are to be submitted manually, Broker-Dealer shall submit a good faith estimate of such Orders to the Fund Company not later than 8:00 pm Eastern Time on T. Any such manual Orders shall be aggregated and provided as aggregate purchase and redemption Orders by Fund. Trades representing any differential between the estimate of Orders submitted by Broker-Dealer on T and the actual aggregate Orders received by Broker-Dealer prior to the Close of Trading on T may be submitted in accordance

Exhibit C-1

c.
with the procedures, and subject to the conditions, described in Section E (2) of these Operating Procedures, except that Broker-Dealer shall have until 12:00 noon Eastern Time, on T+1 to submit such differential trades to the Fund Company via facsimile or electronic transmission.

d.
If any correction or termination of a Broker-Dealer Outage results in the duplicate transmission via Fund/SERV of Orders previously submitted to the Fund Company via the manual process outlined in Section J(1)(b) above, Broker-Dealer will be responsible for any costs or losses associated with the cancellation of duplicate Orders unless Broker-Dealer calls the Fund Company not later than 8:30 am Eastern Time, on T+1 and provides sufficient information with respect to the duplicated Orders to enable the Fund Company to cancel the manually submitted Orders. In such event, the Orders transmitted via Fund/SERV shall be processed by the Fund Company in accordance with its usual procedures.

2.
NSCC Outages.  In the case of any interruptions to the transmission or receipt of Orders through Fund/SERV that are due to problems or errors at the NSCC (an “NSCC Outage”), the following procedures shall be followed:

a.	Broker-Dealer or the Fund Company shall notify the other immediately upon becoming aware of an NSCC Outage.

b.
If Broker-Dealer becomes aware of the NSCC Outage on a Business Day (T), Broker-Dealer will contact the Fund Company on such Business Day by 8:00 pm Eastern Time in order to provide the Orders received on that Business Day that cannot be transmitted via Fund/SERV. All such Orders shall be aggregated and provided as aggregate purchase and redemption Orders by Fund. Broker-Dealer shall submit such aggregate Orders, with all appropriate details, to the Fund not later than 10:00 am Eastern Time, on the next Business Day (T+1).

c.
If any correction or termination of the NSCC Outage results in the duplicate transmission via Fund/SERV of Orders previously submitted to the Fund Company via the manual process outlined in Section J(2)(b) above (i.e., if Orders previously entered onto Fund/SERV by Broker-Dealer were suspended as a result of the NSCC Outage), Broker-Dealer will be responsible for any costs or losses associated with the cancellation of duplicate Orders unless Broker-Dealer calls the Fund Company not later than 8:30 am Eastern Time, on T+1 and provides sufficient information with respect to the duplicated Orders to enable the Fund Company to cancel the manually submitted Orders. In such event, the Orders transmitted via Fund/SERV shall be processed by the Fund Company in accordance with its usual procedures.

Exhibit C-1

    3.   Fund Company Outages.  In the case of any interruptions to the transmission or receipt of Orders through Fund/SERV that are due to problems or errors at the Fund Company (a “Fund Company Outage”), the following procedures shall be followed:

d.	Broker-Dealer shall continue to transmit Orders via Fund/SERV in accordance with its usual Fund/SERV Operating Procedures set forth in Section D above.

e.	If Orders are timely entered into Fund/SERV by Broker-Dealer during the Fund Company Outage, the Fund Company will be responsible for any costs or losses as of the appropriate trade date.

Exhibit C-1

EXHIBIT D-2
TO THE OPERATING AGREEMENT

Fees Applicable to Transaction Fee (“TF”) Funds

A.           GENERAL

The terms and conditions of this Exhibit D-2 (this “Exhibit”) shall be deemed a part of the Operating Agreement between the Fund Company and Broker-Dealer (the “Operating Agreement”).  All capitalized terms not otherwise defined herein shall have the meanings prescribed in the Operating Agreement.  To the extent the terms and conditions of this Exhibit conflict with those in the Operating Agreement, the terms herein shall govern.

B.           FEES

Broker-Dealer shall be entitled to any 12b-1 payments set forth in the Prospectus of the applicable Fund or class thereof.

The Parties agree that if, at any time, the 12b-1 payments provided by the Fund Company are or become less than 20 basis points, or if the Fund Company does not offer or terminates offering any 12b-1 payments, then the standard Per Position Fee of $10 annually shall apply.

The Fund Company agrees to pay Broker Dealer the following amounts in accordance with Section 3(b) of the Operating Agreement:

Fee	Driver(s)	Duration	Amount
CUSIP Setup Fee	# of CUSIPs	Once per CUSIP	$0 per CUSIP
12b-1 Fee	Assets	Ongoing	Paid in accordance with prospectus
Per Position Fee (Applies if 12b-1 Fee is less than 20 basis points, or if 12b-1 Fee is not offered or is terminated)	# of positions	Ongoing	$0 annually

After the Effective Date, if the Parties agree to convert CUSIPs from TF to No Transaction Fee (“NTF”), all TF positions held previous to the conversion will be subject to the new NTF fee schedule agreed to by the Parties.